EXHIBIT 99.1

HEADWATERS INCORPORATED ANNOUNCES PRICING
OF $135 MILLION OF CONVERTIBLE SENIOR SUBORDINATED NOTES

SOUTH JORDAN, UTAH,  JANUARY 16, 2007 — HEADWATERS  INCORPORATED (NYSE: HW) announced the pricing of $135 million of its 2.5% convertible senior subordinated notes due 2014 (the “Notes”) in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933.  The offering is expected to close on January 22, 2007, subject to customary closing conditions.  Headwaters has granted a 13-day over-allotment option to the initial purchasers for an additional $25 million aggregate principal amount of the Notes.

The Notes will be convertible under certain circumstances into a combination of cash and shares of Headwaters common stock at an initial conversion rate of 33.9236 shares per $1,000 principal amount of Notes.  This represents a conversion price of approximately $29.478 per share, reflecting a premium of 27.50% to the closing price of $23.12 per share of Headwaters common stock on January 16, 2007.  The Notes will bear interest at an annual rate of 2.5%, payable semi-annually, plus certain additional interest under certain circumstances.  The Notes may be repurchased, at the option of the holder, prior to maturity upon the occurrence of certain fundamental changes involving Headwaters’ common stock. Upon conversion, Headwaters will pay cash up to the principal amount of the Notes converted and shares of common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 20 trading day observation period.

Concurrently with the pricing of the Notes, Headwaters has entered into convertible note hedge and warrant transactions in respect of its common stock with an affiliate of one of the initial purchasers.  These transactions are intended to reduce the dilution to Headwaters’ common stock from potential future conversion of the Notes. These transactions will have the effect of increasing the effective conversion price of the Notes to $35.00 per share, reflecting a premium of approximately 51.4% to the closing price of $23.12 per share on January 16, 2007.

In connection with the convertible note hedge and warrant transactions, it is expected that our counterparty to those transactions or its affiliate will enter into various derivative transactions with respect to Headwaters’ common stock concurrently with or shortly after the pricing of the Notes. In addition, such counterparty or its affiliate may enter into, or unwind, various derivatives transactions with respect to Headwaters’ common stock and/or to purchase or sell shares of Headwaters’ common stock in secondary market transactions following the pricing of the Notes (and is likely to do so during any observation period related to an exchange of the Notes). These activities could have the effect of increasing or preventing a decline in the price of Headwaters’ common stock concurrently with or following the pricing of the Notes.

Headwaters intends to use the net proceeds from the issuance of the Notes to repay a portion of its borrowings under its senior secured credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Headwaters’ ability to complete the proposed offering and other risks detailed from time to time in Headwaters’ SEC reports.  Headwaters disclaims any intent or obligation to update these forward-looking statements.